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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our seven reports each dated February 17, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Reports to Shareholders of AIM Basic Balanced Fund, AIM Global Value Fund, AIM European Small Company Fund, AIM International Small Company Fund, AIM Mid Cap Basic Value Fund, AIM Select Equity Fund, and AIM Small Cap Equity Fund (seven of the portfolios of AIM Funds Group), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis", and "Other Service Providers", in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
April 19, 2006